Weave Adds Adrian McDermott to Board of Directors
Zendesk Chief Technology Officer joins Weave's Board as an Independent Director

LEHI, Utah (June 26, 2025) – Weave (NYSE: WEAV), a leading all-in-one customer experience and payments software platform for small and medium-sized healthcare businesses, today announced the appointment of Adrian McDermott to its Board of Directors.

With three decades of leadership experience in technology and product development, McDermott will bring his expertise in AI-powered customer service solutions, platform scalability, and product development to help guide Weave's strategic technology initiatives. He currently serves as Chief Technology Officer at Zendesk, where he leads product management, engineering, and operations teams. During his time at Zendesk, McDermott successfully led the integration of more than a dozen acquired technologies. Previously, he served on the Board of Directors for Mandiant until September 2022 and as a YC Continuity Advisor at Y Combinator from 2018 to 2021. McDermott also serves on advisory boards for Be My Eyes, a visual assistance platform, and Street Soccer USA.

"Adrian brings exceptional depth in scaling technology platforms and building products that solve real customer problems," said Stuart Harvey, Weave’s Chairperson of the Board. "His experience leading engineering and product teams through rapid growth phases and mergers and acquisitions, combined with his track record in enterprise software and customer experience platforms, makes him an ideal addition to Weave's board as the company continues to expand its market presence."

Prior to his current role, McDermott held multiple leadership positions at Zendesk since 2010, including President of Products and Senior Vice President of Product Development, helping guide the company's growth to over $1 billion in annual revenue. Before Zendesk, he served as CTO at Attributor, where he ran the video compliance business from first customer sales to business unit acquisition, and was Vice President of Engineering at BEA Systems, starting as the first engineer hired by Plumtree Software and working through the company's IPO and subsequent acquisition.

"I'm excited to join Weave's board at such a pivotal time for the company," McDermott said. "Weave's mission to help small businesses deliver exceptional customer experiences resonates deeply with me. The platform's comprehensive approach to customer communications addresses real pain points I've seen throughout my career. I look forward to contributing to Weave's continued innovation and growth in serving the small business healthcare market."

On the heels of Weave’s acquisition of TrueLark and its inclusion in G2’s 2025 Best Software Awards for the Best Healthcare Software Products list, this board appointment reinforces Weave's commitment to technological innovation as the company continues to expand its footprint, particularly in multi-location practices.

About Weave
Weave is the leading all-in-one customer experience and payments software platform for small and medium-sized healthcare businesses. From the first phone call to the final invoice, and every touchpoint in between, Weave connects the entire patient journey. Weave’s software solutions transform how healthcare practices attract, communicate with, and engage patients and clients to grow their business. Weave seamlessly integrates billing and payment requests into communication workflows, streamlining payment timelines, reducing accounts receivable, and supporting practice

profitability.In the past year, Weave has been named an Inc. Power Partner, a G2 leader in Patient Relationship Management software and a Top 50 Product for Small Business. To learn more, visit getweave.com/newsroom/.

Contact:
Natalie House
Sr. Director of Content and Communications, Weave
pr@getweave.com